UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

Sanomedics International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(305) 433-7814

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 17, 2013, Sanomedics International Holdings, Inc. (the “Company”) entered into a Promissory Note (the “Note”) with JMJ Financial (“JMJ”) in the principal amount up to $500,000. On June 19, 2013, JMJ executed the Note and funded the Company an initial tranche of $150,000 pursuant to the terms thereof.   The principal sum of the Note carries a $50,000 original issue discount (“OID”) , which is prorated based on the consideration paid by JMJ.  In its sole discretion JMJ may, but is not obligated to, pay additional consideration to us through additional tranches of funding up to the amount of the Note.  The maturity date of each tranche funded under the Note is one year from the date of each payment by JMJ. The principal amount of the Note due JMJ is prorated based upon the consideration actually paid to us, plus a 10% OID, and we are only obligated to repay the amount of the funded Note, together with interest and fees.  The Note may be prepaid by us at any time on or before 90 days from the date of issue interest free.  After the initial 90 day period the Note bears a  one-time interest charge of 12% applied to the principal sum.  We are not permitted to prepay the Note after the expiration of the initial 90 day period.  Any interest which may be payable is in addition to the OID, and the OID remains payable regardless of the time and manner of payment by us.  The Note contains default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 18% per annum and a default payment.

All principal and accrued interest on the Note is convertible into shares of the Company’s common stock at the election of JMJ at any time at a conversion price of the lesser of $2.75 or 70% of the lowest trade price in the 25 trading days prior to conversion. Failure of the Company to deliver shares to JMJ via DWAC upon conversion shall result in an additional 10% discount to the conversion price; and, if the shares are ineligible for deposit into the DTC system, an additional 5 % discount to the conversion price shall apply. Unless in agreed to in writing by both parties, JMJ may not convert any amount of the Note into common stock that would result in it owning more than 4.99% of our outstanding common stock.

At all times while the Note is outstanding we agreed to reserve from our authorized but unissued shares of common stock 550,000 shares for the possible conversion of the Note.  We agreed to include the shares of common stock underlying the Note in the next registration statement we may file with the SEC.  If we fail to include those shares, we are subject to the payment to JMJ of liquidated damages in an amount which is the greater of 25% of the outstanding principal balance of the Note or $25,000.

So long as the Note is outstanding, if we should issue any security with terms more favorable to the holder that the Note, or with a term not similarly provided to JMJ in this Note, we are obligated to notify JMJ and, at JMJ’s option, it may become a part of the successive transaction. In addition, while the Note is outstanding JMJ agreed not to enter into any short positions in our common stock or hedging transactions that establish a net short position.

For all the terms and conditions of the Promissory Note described above, reference is hereby made to such Note annexed hereto as Exhibit 10.41. All statements made herein concerning the foregoing Note are qualified by reference to said Exhibit.

Item 3.02 Unregistered Sales of Equity Securities.

On June 17, 2013 we issued the Note to JMJ as described earlier in this report.  JMJ is an accredited or otherwise sophisticated investor who had access to business and financial information concerning the Company.  The issuance of the Note was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.  We paid Streetcapital, Inc., a broker-dealer and member of FINRA, a commission of 10% of the proceeds of the Note.  We are using the proceeds of the initial funding for working capital.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.41	$500,000 Promissory Note dated June 19, 2013 payable to JMJ Financial

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.

Date: June 24, 2013	By:	/s/ David C. Langle
David C. Langle, Chief Financial Officer

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